Exhibit 99.1

Benessere Capital Acquisition Corp. Provides Update on its Intended Liquidation and Redemption of Class A Common Stock

New York, NY, October 28, 2022 — Benessere Capital Acquisition Corp. (“Benessere” or the “Company”) (Nasdaq: BENE) today announced that, further to the prior announcement of its determination to liquidate, the effective date for the Company’s redemption of all of its outstanding shares of Class A common stock (the “Class A Shares”), will be October 31, 2022.

Net of taxes and dissolution expenses, the per-share redemption price for the public shares is expected to be approximately $10.45 (the “Redemption Amount”).

The Company anticipates that the Class A Shares will cease trading as of the close of business on October 31, 2022. As of November 1, 2022, the Class A Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount.

The Redemption Amount will be payable to the holders of the Class A Shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Class A Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants and rights, which will also cease trading as of the close of business on October 31, 2022. The Company’s initial stockholders have waived their redemption rights with respect to the outstanding shares of Class B common stock issued prior to the Company’s initial public offering.

The Company expects that Nasdaq will file a Form 25 with the U.S. Securities and Exchange Commission to delist its securities.

About Benessere

Benessere is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Benessere’s strategy is to identify and complete business combinations with technology-focused middle market and emerging growth companies in North, Central and South America. For more information, please visit www.benespac.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

Media Contact

Benessere Capital Acquisition Corp.

info@beneinvest.com